Standard

May 2, 2008

Pluris Energy Group Inc.
550 Pacific Street, Suite 2703
Vancouver, British Columbia, V6Z 3G2
Attn. Mr. Sacha Spindler
CEO

Each of the Persons
Listed on Schedule I hereto

Re: Advisory on the Raising of Capital for the Acquisition of Assets in Argentina

This letter will confirm our understanding that Standard Americas, Inc., agent to Standard Bank, Plc. (together with certain of its affiliates, the "Advisor") has been engaged as exclusive financial advisor to Pluris Energy Group Inc., a company organized under the laws of the State of Nevada, United States of America (the "*Company*") and other persons listed on *Schedule I* hereto (such other persons, the "*Related Parties*" and, together with the Company, the "*Principals*") to advise in the development and implementation of a financing strategy in connection with the proposed acquisition of certain oil producing concessions in Argentina including those which the Company has, as of the date of this letter agreement, the rights to acquire (the "Assets"). It is understood that the Company has signed certain preliminary agreements that will give it the right to conclude such acquisitions of one or more of the Assets in 2008.

Advisor understands that the Company currently estimates the cost of the acquisitions to be approximately US$28 million, and that additional investments of approximately $80 million may be needed over the first three subsequent years and therefore the Company intends to finance the capital costs through the raising of capital in stages. The Principals understand that the initial capital raising structure and amount shall ultimately be determined in agreement with capital providers and agree that the initial target shall be to raise an amount of up to US$50 million to fund the acquisition of one or more of the Assets and initial investment plan to develop such Assets (the "*Proposed Transaction*"). Such capital raising shall consist of a portion of subordinated debt financing (the "*Subordinated Debt Financing*", or the "*Debt Financing*") and equity financing (the "*Equity Financing*", and together with the Debt Financing the "Financing"), provided however, that the Financing shall not be understood to include additional funds raised by the Company for working capital purposes up to an amount of US$1,500,000., within 90 days from the execution of this letter.

The engagement referred to in the first paragraph of this letter shall be subject to the terms and conditions set forth below.

1. In its capacity as financial advisor, Advisor will, with the cooperation of the Company and the provision of sufficient Information (as defined below), provide the Company with financial advice and assistance in connection with the Proposed Transaction, and undertake the following tasks in the financing process:

(i) assist the Company and the Related Parties in prioritizing their financing objectives;

(ii) advise and assist the Company in developing a financial strategy to pursue the Proposed Transaction, and in developing and refining a financial structure for the Proposed Transaction;

(iii) review and analyze existing material documents, and if necessary assist in the negotiations with third parties in connection with those agreements;

(iv) develop and refine the appropriate equity/subordinated debt structure for the Proposed Transaction and potential future senior debt;

(v) identify the most likely sources of Equity Financing and Debt Financing and assisting in contacting same;

(vi) assist the Company in the preparation of materials to be distributed to potential capital providers and in the coordination of due diligence meetings, site visits, etc.

(vii) advise the Company with respect to the implementation of the Debt and Equity Financings, in a way that would facilitate the timely compliance with the milestones established;

(viii) assist in the development and refinement of one or more term sheets for the proposed Debt Financing and Equity Financing;

(ix) assist the Company in refining the shortlist of prospective Debt Financing and Equity Financing providers;

(x) assist the Company in evaluating the proposals from prospective Debt Financing and Equity Financing providers, and assist the Company in preparing for, and conducting meetings with, such prospective Debt Financing and Equity Financing providers;

(xi) advise, and actively participate, as requested by the Company, in negotiations with potential Debt Financing and Equity Financing providers, and provide guidance as to their final selection;

(xii) coordinate and advise in the negotiations of the definitive financing documentation; and

(xiii) advise and assist the Company in the financial closing process.

2. The Company agrees to pay Advisor as compensation for its services under this engagement a success fee (the "Success Fee") (which will be fully earned and non-refundable when paid) in cash equal to 5% of any Debt Financing and Equity Financing committed. Success Fee shall be payable within 48 hours of the receipt of funds by the Company from such Debt Financing and Equity Financing.

Payment of the foregoing fees shall be made free and clear of any set-off, claims or withholding or other applicable taxes and shall be paid in immediately available U.S. dollars in New York.

It is expressly understood and agreed that Advisor's engagement hereunder does not constitute any commitment, express or implied, on the part of Advisor or any of its affiliates to arrange, underwrite or provide all or any portion of the Debt Financing for the Proposed Transaction or any other bank financing or other debt or equity financing, or to purchase any security in connection therewith. Any future agreement on the part of Advisor or any of its affiliates to arrange, underwrite or provide any debt or equity financing to the Company or any other person or entity in connection with the Proposed Transaction or otherwise shall be the subject of a separate written agreement in form and substance satisfactory to the Principals and Advisor.

It is understood by the Company that the Advisor does not guarantee the success of the Proposed Transaction, and therefore Company and the Related Parties agree to hold Advisor harmless of any consequential loss of business, including without limitation the acquisition of the Assets, whether derived from the failure of Advisor to obtain interest from potential providers of Financing or otherwise.

The Related Parties warrant the Advisor that they will act in their capacity as senior fiduciaries of the Company to ensure payment of any Success Fees to the Advisor upon the Company's receipt of funds from any Debt Financing and/or Equity Financing and to make the payment of such Success Fees to Advisor pursuant to the terms of this letter agreement.

For a period of nine (9) months following the expiration of this letter agreement, the Company also agrees to provide Advisor with the right to be requested by the Company to provide future debt

financing proposals when such proposals are being sought, and to match any competing proposal received by the Company, if the Company decided to solicit such, in order to obtain such business.

3. In addition to the compensation described in Paragraph 2, the Company hereby agrees to reimburse Advisor and its affiliates, within ten business days of the receipt by the Company of documentation supporting such reimbursement amounts, for travel and all other reasonable out-of-pocket expenses incurred by Advisor and/or such affiliates in connection with this engagement, regardless of whether any of the transactions contemplated hereby are consummated or Advisor's engagement hereunder expires or is terminated. Upon the signing of this engagement letter, the Company will make a deposit of US$20,000, which the Advisor will use to obtain reimbursement of its initial documented expenses. After the Advisor's expenses exceed such initial deposited amount, Advisor agrees to provide advance notice to the Company of any such expenses that could exceed $5,000 in any given month during the term of this letter agreement. All such costs and expenses shall be paid in immediately available U.S. dollars in New York, free and clear of any set-off, claims or withholding or other applicable taxes.

4. The Company will furnish, or cause to be furnished, to Advisor such information as Advisor believes appropriate to its engagement hereunder (all such information, the "*Information*") and the Company represents and warrants that all such Information will be accurate and complete in all material respects. It is understood that Advisor and its affiliates will be entitled to rely on and use the Information and other information that is publicly available without independent verification thereof, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such information or to conduct any independent verification thereof or any appraisal of any of the Assets. Advisor agrees that, except as otherwise required by law, judicial process or regulatory request or demand or as contemplated by its engagement hereunder, the non-public Information furnished to Advisor by the Company shall be held by Advisor as confidential. It is also understood that Advisor has not made, and will not make, any physical inspection of the Assets and with respect to any financial forecasts that may be furnished to or discussed with Advisor by the Company, Advisor and its affiliates will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company's management as to the expected future financial performance of the Assets. The Company will notify Advisor promptly of any change that may be material in any Information previously furnished, supplied, discussed with or otherwise made available to Advisor or made publicly available by the Company.

5. Each Principal acknowledges that all advice given by Advisor and its affiliates in connection with its engagement hereunder is for its benefit in connection with the consideration of the matters to which such advice relates and such Principal agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Advisor or its affiliates be made by or on behalf of such Principal, in each case without Advisor's prior written consent, which consent shall not be unreasonably withheld.

6. Each Principal acknowledges and agrees that Advisor has been retained to act solely as financial advisor to the Company and the Principals in connection with the Proposed Transaction, and not as an Advisor to or agent of any other person, and that the engagement of Advisor hereunder is not intended to confer rights upon any person not a party hereto (including shareholders, employees or creditors of the Company and the Principals) as against Advisor or its affiliates, or their respective directors, officers, employees or agents. Advisor shall act as an independent contractor under this letter agreement, and any duties arising out of its engagement shall be owed solely to the Company and the Related Parties. Each Principal also acknowledges that Advisor or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other parties in respect of which such Principal may have conflicting interests regarding the transactions described herein or otherwise. However, neither Advisor nor any of its affiliates will furnish confidential information obtained from the Principals to any of its other customers. By the same token,

neither Advisor nor any of its affiliates will make available to any Principal confidential information that it obtained or may obtain from any other customer.

7. Each Principal agrees that no other advisor is or will be authorized by or on behalf of the Company or a Related Party to act in a similar capacity as the Advisor in respect of the Proposed Transaction during the term of Advisor's engagement hereunder.

8. The Company and Advisor agree to the provisions with respect to the Company's indemnity of Advisor and certain related parties and the other matters set forth in *Schedule II* hereto, the terms of which are incorporated herein in their entirety. Such *Schedule II* is an integral part of this letter agreement and shall survive any termination or expiration of this letter agreement.

9. The Company acknowledges that Advisor may, at Advisor's expense and with the Company's prior approval (which shall not be unreasonably withheld or delayed), state that Advisor has acted as the exclusive financial Advisor to the Company in connection with such engagement in public marketing materials, and place public announcements in newspapers and/or periodicals and/or other media.

10. Advisor anticipates that the services enumerated in Paragraph 1 hereof shall occur over a 120-day period. Notwithstanding the foregoing, this letter agreement will terminate upon the financial closing of the Proposed Transaction, unless terminated prior to such date by the Company or Advisor on 15 days' prior written notice. Upon termination, this letter agreement shall have no further force or effect, except that (a) any termination of Advisor's engagement hereunder for any reason shall not affect the Company's obligations to Advisor and certain related persons as provided in *Schedule II* hereto and to reimburse expenses set forth therein, (b) any termination by the Company of Advisor's engagement hereunder shall not affect the Company's obligations under Paragraphs 2 and 3 hereof provided that such termination is not judicially determined to be the result of gross negligence on the part of the Advisor, provided that the obligations to pay the Success Fees under Paragraph 2 hereof shall not be payable for any transaction consummated later than 12 months after notice of such termination has been issued and will be payable for any financings taking place during such 12 month period that are similar to the Proposed Transaction; provided however, that the Success Fees under Paragraph 2 hereof for any transaction consummated earlier than 12 months after notice of such termination that are similar to the Proposed Transaction, shall be payable at a rate of 3% if the Advisor has been unable to obtain any indications of interest, after a period of 120 days subsequent to the execution of this letter, based on which it would be reasonable to anticipate that a transaction similar to the Proposed Transaction in an amount of at least US$15 million can close within 60 days thereafter and (c) any termination by Advisor of Advisor's engagement hereunder shall not affect the Company's obligation to pay to Advisor fees and expenses accruing prior to such termination to the extent provided for herein. In addition, provisions relating to the status of Advisor as an independent contractor, the limitation on to whom Advisor shall owe any duties, governing law, choice of forum, successors and assigns, and waiver of the right to trial by jury shall survive termination of this letter agreement.

11. Company and Related Parties agree that if Advisor is required, due to regulatory reasons, to solicit capital investments through a regulated affiliate, then Company shall agree to execute a separate engagement letter with such affiliate of the Advisor, which engagement shall be remunerated at the same rate as the Success Fee, as stipulated in 2. above, such fees to be paid without duplication.

12. This letter agreement may not be waived, amended or modified without the prior written consent of the parties hereto. This letter agreement shall not be assignable by the Company or the Related Parties, in whole or in part, including by operation of law, without the prior written consent of Advisor (and any purported assignment without such consent shall be null and void), and neither by the Advisor without the prior written consent of the Principals. The provisions hereof shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of the Principals and Advisor. This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one and the same letter agreement. Delivery of an

executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

13. This letter agreement and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this letter agreement, directly or indirectly (including any claim concerning advice provided pursuant to this letter agreement), shall be governed by and construed in accordance with the laws of the State of New York. No such claim or dispute may be commenced, presented or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company, the Related Parties and Advisor consent to the jurisdiction of such courts and personal service with respect thereto. Each Principal hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Principal hereby irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Principal by certified mail, return receipt requested or by a known overnight courier, at the addresses specified on *Schedule I* hereto. Each Principal agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect Advisor's right to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against any Principal or its property in the courts of any other jurisdiction.

14. The terms of this letter are intended to be and remain at all times confidential. Unless required by applicable regulation or law, no party shall disclose to any third party any of the terms and conditions of this letter without the other party's prior written consent, except to their legal advisors, auditors and regulators. Any confidential information which is provided to the Advisor in connection with the Proposed Transaction shall be kept confidential by the Advisor, provided that information was not provided by the Company or that was in the public domain shall not be considered confidential for the purposes of this provision.

15. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE ADVISOR IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

Standard Americas Inc.

By: ______________________
Name: Roderick L. Fraser
Title: Managing Director and Global Head of Energy Finance

Accepted and Agreed to:
Pluris Energy Group Inc.

By: ______________________
Name: [illegible] Spinotti
Title: Chairman & CEO

executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

13. This letter agreement and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this letter agreement, directly or indirectly (including any claim concerning advice provided pursuant to this letter agreement), shall be governed by and construed in accordance with the laws of the State of New York. No such claim or dispute may be commenced, presented or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company, the Related Parties and Advisor consent to the jurisdiction of such courts and personal service with respect thereto. Each Principal hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Principal hereby irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Principal by certified mail, return receipt requested or by a known overnight courier, at the addresses specified on *Schedule I* hereto. Each Principal agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect Advisor's right to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against any Principal or its property in the courts of any other jurisdiction.

14. The terms of this letter are intended to be and remain at all times confidential. Unless required by applicable regulation or law, no party shall disclose to any third party any of the terms and conditions of this letter without the other party's prior written consent, except to their legal advisors, auditors and regulators. Any confidential information which is provided to the Advisor in connection with the Proposed Transaction shall be kept confidential by the Advisor, provided that information was not provided by the Company or that was in the public domain shall not be considered confidential for the purposes of this provision.

15. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE ADVISOR IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

Standard Americas Inc.

By: [signature]
Name: Roderick L. Fraser
Title: Managing Director and Global Head of Energy Finance

Accepted and Agreed to:
Pluris Energy Group Inc.

By: [signature]
Name: Sacha H. Spindler
Title: Chairman & CEO.

Address for notice:

Standard Americas, Inc.
Attn. Chief Legal and Compliance Officer
320 Park Avenue, 19th Floor
New York, New York 10022

with simultaneous notice to

Standard Americas, Inc.
Attn. Fernando Docters
320 Park Avenue, 19th Floor
New York, New York 10022
Telephone: 212 407-5165
Facsimile: 212 407-5178

Schedule I

Addressees

Mr Sacha Spindler
Chairman and CEO
550 Pacific Street, Suite 2703
Vancouver, British Columbia, V6Z 3G2

Mr. Soumitra Sam Sen
President and COO
550 Pacific Street, Suite 2703
Vancouver, British Columbia, V6Z 3G2

Schedule II

The Company agrees, jointly and severally, to indemnify Advisor, each of its controlling persons and each of their respective affiliates, and each of their respective directors, officers, employees, agents, Advisors and representatives (each of the foregoing, an "Indemnified Party") and hold each of them harmless against any and all claims, penalties, damages, losses, liabilities, obligations, costs, expenses and disbursements (including, without limitation, fees and disbursements of counsel), of any kind or nature whatsoever (collectively, "Liabilities"), that may be imposed upon, incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with (i) the letter agreement to which this Schedule II is attached (the "Letter Agreement") or Advisor's engagement thereunder or (ii) the Information Memorandum and any other Marketing Materials, or any other information prepared by the Company (or any of its affiliates) and made available to third parties in connection with the transactions contemplated by the Letter Agreement (including, without limitation, arising out of or based upon any misstatement or alleged misstatement of a material fact or omission to state a material fact in any verbal or written communication made in connection with the transactions contemplated hereby), whether or not any transaction contemplated hereby or thereby is consummated, except to the extent that it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Party further agrees, jointly and severally, to reimburse each Indemnified Party immediately upon request for all reasonable out-of-pocket expenses (including attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation, in connection with or as a result of either Advisor's engagement under, or any matter referred to in, the Letter Agreement, whether or not an Indemnified Party is a party to such proceeding and whether or not any transaction contemplated by the Letter Agreement is consummated, except that the Advisor itself shall not be entitled to such reimbursement to the extent that it is finally judicially determined by a court of competent jurisdiction that such investigation, claim, or proceeding resulted directly and primarily from gross negligence or willful misconduct on the part of the Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, any of their respective securityholders, creditors or affiliates or the Company related to or arising out of the engagement of Advisor pursuant to, or the performance by Advisor or any of its affiliates of the services contemplated by, the Letter Agreement, unless it is finally judicially determined by a court of competent jurisdiction that such liability resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Party. The Company and Advisor will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party's services thereunder; provided that Advisor's failure to notify will not affect the Indemnified Parties' right to indemnification except to the extent the Company is materially prejudiced thereby.

The Company agrees that, without an Indemnified Party's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not Advisor or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation), unless (a) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from, and holds such Indemnified Party harmless against, all liability arising out of such claim, action, proceeding or investigation and (b) the parties agree that the terms of such settlement remain confidential.

The Company and Advisor agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (except by reason of the gross negligence or willful misconduct of an Indemnified Party) then, whether or not Advisor is the person entitled to indemnification or reimbursement, the Company and Advisor shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect not only the relative benefits received (or anticipated to be received) by the Company (on the one hand) and Advisor (on the other hand), but also the relative fault of the Company and Advisor as well as any relevant equitable considerations, provided, that in no event will Advisor's aggregate contribution hereunder exceed the amount of fees actually paid to Advisor in respect of the subject matter of such Liability pursuant to the Letter Agreement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and any Indemnified Party of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration and value of securities, loans or any other property payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to Advisor under the Letter Agreement.